Exhibit 99.1
For further information contact:
Michael R. Garone, Chief Financial Officer
973-532-8005 or mgarone@emisphere.com
Paula Schwartz — Rx Communications Group
917-322-2216 or pschwartz@rxir.com
Jeff Winton — West Mill Marketing (for media only)
908-872-2682 or jeffwmm@aol.com
Emisphere Technologies Announces Financial and Operational Results for the
Third Quarter and First Nine Months of 2009
Conference Call/Webcast to be held today, November 9, 2009 at 10:00 AM EST
CEDAR KNOLLS, N.J., November 9, 2009 — Emisphere Technologies, Inc. (OTC BB: EMIS) today announced financial and operational results for the third quarter and nine months ended September 30, 2009.
THIRD QUARTER FINANCIAL RESULTS
For the three months ended September 30, 2009, Emisphere reported a net loss of $4.0 million, or $0.11 per basic and diluted share, compared to a net loss of $5.1 million, or $0.17 per basic and diluted share for the same period last year.
The operating loss for the three months ended September 30, 2009 was $3.4 million, compared to an operating loss of $5.7 million in the same period last year. Total operating expenses for the three months ended September 30, 2009 were $3.4 million; a decrease of approximately $2.4 million, or 42%, compared to $5.8 million for the same period last year. Total operating expenses for the three months ended September 30, 2009 include research and development costs of $0.8 million and general and administrative expenses of $2.5 million, compared to $2.9 million and $2.7 million respectively, for the same period last year.
Other expense for the three months ended September 30, 2009 was $0.6 million, compared to other income of $0.6 million for the same period last year.

Emisphere Technologies Announces
Third Quarter 2009 Financial and Operational Results

YEAR TO DATE FINANCIAL RESULTS
For the nine months ended September 30, 2009, Emisphere reported a net loss of $13.6 million, or $0.42 per basic and diluted share, including a $1.2 million one time favorable adjustment to the restructuring charge and gain on the disposal of fixed assets associated with the closure of its research and development facility in Tarrytown, New York in April 2009. This compares to a net loss of $16.7 million,or $0.55 per basic and diluted share for the nine months ended September 30, 2008.
Total operating expenses for the nine months ended September 30, 2009 were $11.1 million, a decrease of approximately $7.3 million, or 40% compared to $18.3 million for the same period last year. Total operating expenses for the nine months ended September 30, 2009 include research and development costs of $3.5 million and general and administrative expenses of $8.3 million and the $1.2 million one time favorable adjustment to the restructuring charge and gain from the disposal of fixed assets, compared to $10.1 million and $7.7 million respectively, for the same period last year.
Other expense for the nine months ended September 30, 2009 was $2.6 million, compared to other income of $1.4 million in the same period last year.
LIQUIDITY
At September 30, 2009, Emisphere Technologies reported cash and restricted cash of $7.2 million, compared to $1.5 million at June 30, 2009. Approximately $12.5 million is due as payment of the Novartis Note on December 1, 2009. Assuming we will be able to satisfy our obligation under the Novartis Note by some means other than the use of our existing capital resources, we anticipate that those existing capital resources, without implementing additional cost reductions, raising additional capital, or obtaining substantial cash inflows from potential partners or our products, will enable us to continue operations through approximately February 2010.
The Company has implemented aggressive cost controls to conserve its cash and continues to evaluate both non-dilutive and traditional financing options. Management believes there are reasonable financing alternatives potentially available to it that will enable it to meet its near term operating cash requirements. Please refer to the Quarterly Report on Form 10Q for the quarter ended September 30, 2009 for additional information.
KEY PRODUCT AND CORPORATE DEVELOPMENTS
•	Oral Eligen® B-12:
•	On November 2, 2009, the Company announced that interim data from an ongoing study demonstrated its high-dose oral Eligen® B12 (1000mcg) performed as well as or better than B12 injections in individuals with Vitamin B12 deficiency. Normal levels of serum B12 and active B12 were achieved by 100 percent of those study participants who have currently taken Eligen® B12 (1000mcg) 15 days into the 90-day study when the first blood samples were taken. It is estimated that between 30 and 40 million high dose injections of B12 are given each year in the U.S. alone and over 250 million such injections are given worldwide. Emisphere’s Eligen® B12 product (1000mcg) is planned to be available in 2010.

Emisphere Technologies Announces
Third Quarter 2009 Financial and Operational Results

•	On October 8, 2009, the Company announced that it is introducing and launching its first commercially available product, oral Eligen® B12 (100 mcg). Oral Eligen® B12 (100 mcg), has been specifically developed to help improve Vitamin B12 absorption and bioavailability with a patented formulation. Life Extension® will have certain exclusivity in the U.S. for distribution via the internet and also at specialty health food and nutritional retail outlets including; The Vitamin Shoppe, GNC and Vitamin World. Oral Eligen® B12 (100mcg) tablets will be available starting November of this year. Financial terms of the agreement were not disclosed.
•	Oral Salmon Calcitonin:
•	On October 15, 2009, Emisphere Technologies announced that Novartis and its partner, Nordic Bioscience, issued study results in which twice-daily oral salmon calcitonin using Emisphere’s proprietary Eligen® Drug Delivery Technology significantly suppressed markers of cartilage and bone degradation versus placebo in men and women with osteoarthritis, the most common form of arthritis. The study, a Phase I, placebo-controlled, double-blind, double-dummy, randomized, gender-stratified clinical trial, was conducted on behalf of Emisphere’s partner Novartis Pharma AG by Nordic Bioscience, and published online in the September 2009 issue of Osteoarthritis and Cartilage. Emerging data continue to indicate oral salmon calcitonin in combination with the Company’s absorption-enhancing Eligen® Technology may be a potential therapeutic option for women and men with osteoarthritis, which affects more than 20 million people in the United States.
•	Oral PTH:
•	On October 20, 2009, Emisphere Technologies announced study results demonstrating that a single dose of the novel oral parathyroid hormone PTH1-34, which utilizes Emisphere’s proprietary Eligen® Drug Delivery Technology and absorption-enhancer carrier molecule 5-CNAC, achieved potentially therapeutically relevant exposure and safety profiles similar to those of the currently available injectable formulation in healthy postmenopausal women. The results of the study, conducted by Emisphere’s partner Novartis Pharma AG, were presented Monday, October 19, 2009 in a poster session at the 73rd Annual Scientific Meeting of the American College of Rheumatology in Philadelphia, PA. The results of this study indicate we may be able to provide women with postmenopausal osteoporosis a more convenient oral option for parathyroid hormone therapy, which is now available only as an injection.
•	Oral Glucagon-Like Peptide-1 (GLP-1):
•	On September 8, 2009, Emisphere Technologies announced that an article published in the September 2009 issue of Clinical Pharmacology and Therapeutics, describes previously reported findings of an independent clinical study designed to assess the pharmacokinetics, pharmacodynamics (PK/PD) and safety of oral administration of the peptide GLP-1 utilizing Emisphere’s Eligen® carrier technology. The study was conducted at the University Hospital in Basel, Switzerland by Professor Christoph Beglinger, of the Clinical Research Center, Department of Biomedicine Division of Gastroenterology, and Department of Clinical Pharmacology and Toxicology at the hospital. The published data show that the orally administered peptide, when administered with Emisphere’s SNAC® carrier, is rapidly absorbed from the gut, leading to tenfold higher plasma concentrations compared to control. The pharmacodynamic effects were consistent with the known pharmacology of GLP-1, resulting in significantly increased basal insulin release (P< 0.027), and marked effects on

Emisphere Technologies Announces
Third Quarter 2009 Financial and Operational Results

glucose levels. The postprandial glucose peak was delayed with GLP-1, suggesting an effect on gastric emptying. No adverse events were reported.
The live webcast of today’s scheduled 10AM EST conference call can be accessed through the company’s web site at: www.emisphere.com. The live conference call dial-in number is: 1-877-852-6579 (United States and Canada) or 1-719-325-4772 (International). In addition, an archive of the webcast can be accessed through the same link; an audio replay of the call will be available beginning at 1:00 PM EST through midnight on November 23, 2009 by calling 1-888-203-1112 (United States and Canada) or 1-719-457-0820 (International). The conference replay PIN is 3548334.
About Emisphere Technologies, Inc.
Emisphere is a biopharmaceutical company that focuses on a unique and improved delivery of therapeutic molecules or nutritional supplements using its Eligen® Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen® Technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The company’s website is: www.emisphere.com.
Safe Harbor Statement Regarding Forward-looking Statements
The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K for the fiscal year ended December 331, 2008 (file no. 000-17758) filed on March 16, 2009 and as amended on Form 10-K/A as filed on April 30, 2009, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, and as amended on Form 10-Q/A as filed on October 21, 2009.
-Financial Tables to Follow-

Emisphere Technologies Announces
Third Quarter 2009 Financial and Operational Results

EMISPHERE TECHNOLOGIES INC.
BALANCE SHEETS
September 30, 2009 and December 31, 2008
(in thousands, except share and per share data)

	September 30,	December 31,
	2009	2008
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$6,975	$7,214
Accounts receivable, net of allowance of $9 in September 2009 and December 2008	21	232
Prepaid expenses and other current assets	253	273

Total Current Assets	7,249	7,719
Equipment and leasehold improvements, net	161	465
Purchased technology, net	1,137	1,316
Restricted cash	255	255
Other assets	367	421

Total assets	$9,169	$10,176

Liabilities and Stockholders’ Deficit:
Current liabilities:
Notes payable, including accrued interest and net of related discount	$12,422	$12,011
Accounts payable and accrued expenses	4,511	2,361
Deferred revenue, current	9	87
Derivative instruments
Related party	2,179	153
Others	2,042	114
Restructuring accrual, current	1,253	927
Other current liabilities	51	20

Total current liabilities	22,467	15,673
Notes payable, including accrued interest and net of related discount	11,883	18,209
Restructuring accrual	—	1,953
Deferred revenue	11,467	11,240
Derivative instruments — related party	3,800
Deferred lease liability and other liabilities	90	129

Total liabilities	49,707	47,204

Stockholders’ deficit:
Preferred stock, $.01 par value; authorized 1,000,000 shares; none issued and outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued 42,360,133 shares (42,070,401 outstanding) as of September 30, 2009; issued 30,630,810 shares (30,341,078 outstanding) as of December 31, 2008	424	306
Additional paid-in-capital	392,059	400,306
Accumulated deficit	(429,069)	(433,688)
Common stock held in treasury, at cost; 289,732 shares	(3,952)	(3,952)

Total stockholders’ deficit	(40,538)	(37,028)

Total liabilities and stockholders’ deficit	$9,169	$10,176

Emisphere Technologies Announces
Third Quarter 2009 Financial and Operational Results

EMISPHERE TECHNOLOGIES, INC.
STATEMENT OF OPERATIONS
For the three and nine months ended September 30, 2009 and 2008
(in thousands, except share and per share data)
(unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenue	$—	$77	$—	$246

Costs and expenses:
Research and development	782	2,945	3,452	10,101
General and administrative expenses	2,493	2,680	8,348	7,736
Restructuring costs	—	—	(353)	—
Gain on disposal of fixed assets	(2)	—	(824)	(135)
Depreciation and amortization	120	192	427	641

Total costs and expenses	3,393	5,817	11,050	18,343

Operating loss	(3,393)	(5,740)	(11,050)	(18,097)

Other non-operating income (expense):
Other income (expense)	24	87	91	310
Sublease income	—	263	232	542
Sale of patents	—	—	500	1,500
Change in fair value of derivative instruments
Related party	45	467	(35)	662
Other	576	573	322	580
Interest expense
Related party	(1,150)	(618)	(3,290)	(1,789)
Other	(139)	(132)	(411)	(393)

Total other non-operating income (expense)	(644)	640	(2,591)	1,412

Net loss	$(4,037)	$(5,100)	$(13,641)	$(16,685)

Net loss per share, basic and diluted	$(0.11)	$(0.17)	$(0.42)	$(0.55)
Weighted average shares outstanding, basic and diluted	35,695,769	30,338,174	32,188,553	30,337,442